APPENDIX B

General Provisions and Standards of Conduct

Dearborn Capital Management, LLC (Dearborn Capital) is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940.  In its capacity as a registered adviser, Dearborn Capital will act in the best interest of its clients and provide investment advice in its client’s best interests.

As an employee of Dearborn Capital, you must exercise good faith in your dealings with Dearborn Capital and its clients consistent with the high degree of trust and confidence that is placed in you by Dearborn Capital, just as Dearborn Capital, in turn, must exercise the highest degree of ethical conduct in its dealings with its clients.

If you discover that you will derive personal gain or benefit from any transaction between Dearborn Capital and any client, you must immediately refer the matter and disclose all pertinent facts to the Chief Compliance Officer (the “CCO”) or a member of management.

Dearborn Capital’s standards of conduct are necessarily strict because they are intended for the benefit and protection of Dearborn Capital and its employees.  No attempt to delineate guidelines for proper conduct can hope to cover every potential situation which may arise during your service with Dearborn Capital.  Whenever there is any doubt about the propriety of any action, you are urged to discuss the matter with the CCO or another member of management.  You should understand that material violations of the Code of Ethics are grounds for disciplinary action and may constitute grounds for termination of employment with Dearborn Capital.

Procedure

Conflicts of Interest  You may not engage in personal activities that conflict with the best interests of Dearborn Capital. In addition, you may not engage in personal activities that are in conflict with the interests of Dearborn Capital’s clients.

Disclosure or Use of Confidential Information  In the normal course of business, employees may be given or may acquire information about the business of Dearborn Capital, its clients, or its affiliates which is not available to the general public. This information is confidential and may include financial data, business plans and strategies, regulatory ratings, and information concerning specific trading decisions. All employees are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in how and where they discuss, document and store the confidential information that relates to the business activities of Dearborn Capital and its clients. Confidential information may only be disclosed within Dearborn Capital to those who need to know the information to perform their job functions.

Material, Non-public Information   Some confidential information is also material, non-public information and subject to the restrictions of federal and state securities laws and regulations as to its communication and use. Material information should be treated as non-public until it is clear the information can be deemed public or ceases to be material.

Chinese Walls   Material, non-public information generally may not be communicated across any of the Chinese Walls that exist within Dearborn Capital and its affiliates to keep separate information about potential mergers, acquisitions and other deals. A “Chinese Wall” is a set of policies and administrative procedures designed to avoid an appearance of impropriety resulting from concurrent business activities within the same organization. Improper communication, in violation of the Chinese Wall proscriptions, can subject employees, Dearborn Capital and its management to serious penalties. It can also result in restrictions being imposed upon business activities, on individuals or on particular areas of Dearborn Capital that have improperly received material, non-public information.

Personal Investments  You must exercise sound judgment in making personal investments in order to avoid situations contrary to the best interests of Dearborn Capital and its clients. You must also avoid any questionable activity. The following standards must be adhered to at all times:

•	Client interests must be placed first at all times;

•

All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	You should not take inappropriate advantage of your position; and

•	You must comply with all applicable federal and state securities laws

 Outside Activities   If you are a full-time employee, you may not accept outside employment or accept payment for services rendered to others, even though such employment or the services rendered may be permissible or desirable, without the prior consent of the management. This includes, but is not limited to, engagements for teaching, speaking and the writing of books and articles.

In addition, you may not accept an appointment to act as an administrator, executor, guardian, trustee, or to act in any other fiduciary capacity, except when acting in such capacity for a person related to you by blood or marriage, without the approval of the management. Where such duties are accepted for a relative or approval is obtained, Dearborn Capital and the law demand the highest standards of good faith in discharging such duties.

You are encouraged to participate in appropriate professional groups and responsible civic organizations if such service does not interfere with your duties at Dearborn Capital, provided such relationship would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest. If it appears that participation in any such organizations would interfere with your duties, you must obtain approval from the management.

You may not accept membership on the board of directors of an outside company unless you first obtain the approval of management.

Political Activity  Dearborn Capital is interested in good government and encourages you to support the candidate or party of your choice both through service and financial support. However, any affiliation with a candidate or party that suggests Dearborn Capital supports that candidate or party is strictly prohibited. You may not use Dearborn Capital or its property for political purposes, nor may you use the name of Dearborn Capital to further any political cause or candidate.

You may not run for part time or full time elected public offices without the prior approval of management.

Borrowing from Clients   You may not borrow money from a client of Dearborn Capital unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public and does not involve more than the normal risk of repayment or include other unfavorable features.

Business Transactions for Dearborn Capital   You may not represent or exercise authority on behalf of Dearborn Capital in any transaction with any person, firm, company or organization with which you have any material connection (including, but not limited to, a directorship, officership, family relationship or significant borrowing relationship) or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company or organization to the CCO or his designee, who will determine with management whether such business relationship is material for purposes of this prohibition.

Business Transactions with Dearborn Capital   If you are authorized by an outside organization to transact business with Dearborn Capital on its behalf, you must report such authorization to the CCO, or his designee.

Improper Payments (Bribes or Kickbacks)   You have an obligation to not take any action that might result in a violation by Dearborn Capital of the laws of the United States, the state of Illinois, or any other jurisdiction in which Dearborn Capital does business. The Foreign Corrupt Practices Act (15 USC 78 DD-1, 78 DD-2) provides that in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above), foreign or domestic, which is, or could be construed as being, for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of the Company or any other person.

Prohibition on the Use of Information from Your Previous Employer   You should not bring any documents, software or other items to Dearborn Capital that may contain your previous employer’s confidential, trade secret or proprietary information. This would include such things as computer disks, rolodexes, client lists, financial reports or other materials that belong to your previous employer. If you have such materials in your possession, they should be returned to your former employer immediately.

Your Duty to Report Abuses of the Code of Ethics and Standards of Conduct Policy or Other Illegal or Unethical Conduct   You have a special obligation to advise the organization of any suspected abuses of company policy, including suspected criminal or unethical conduct, which you are required to report to the CCO or the CEO. If you believe there has been any violation of securities law, anti-trust, health and safety, environmental, government contract compliance or any other laws or company policies, we encourage you to make a report to a member of  management. You will not be subjected to any form of retaliation for reporting legitimate suspected abuses. All reports of abuse will be investigated within a week of notification by senior management or a principal of the firm.

Non-Retaliation Policy  In no event will Dearborn Capital take or threaten any action against you as the reprisal or retaliation for making a complaint or disclosing or reporting information in good faith. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter. In these circumstances, Dearborn Capital may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any discipline. Dearborn Capital will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation, or a provision of this Code is prohibited. Retaliation will result in discipline up to an including termination of employment and may also result in criminal prosecution.

Investigations of Reported or Suspected Misconduct   As a financial organization, we have a special duty to safeguard Dearborn Capital’s proprietary and confidential information, assets and property of our clients and the organization. In the event of an investigation regarding possible wrongdoing, you must cooperate fully.

Information relating to any investigation, including information provided by you or the fact of your participation in any investigation, is considered confidential, and will only be revealed to individuals not associated with the investigation on a need to know basis.  Any request for information or subpoenas regarding federal or state agency investigations must be in writing and directed to the CCO who will coordinate with counsel.

PERSONAL SECURITIES TRANSACTIONS

Policy

Dearborn Capital’s policy allows employees to maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any spouse or minor child, or for any other immediate family member who shares the same household, is consistent with Dearborn Capital’s fiduciary duty to its clients and consistent with regulatory requirements. Immediate family member is defined as child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. You must identify any personal investment accounts and report all reportable transactions and investment activity on at least a quarterly basis to the CCO, or her designee.

Background

The Investment Advisers Act, Rule 204A-1 requires advisers to adopt a Code of Ethics and to identify “supervised persons,” and require the reporting of personal investments on a quarterly basis and the maintenance of records of personal securities transactions for those supervised persons who are considered “access persons”. “Access persons” are defined as any supervised person who (A) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (B) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.  The CCO will decide which employees are considered “access persons”.   Advisers to registered investment companies are required to adopt a Code of Ethics regarding personal investment activities under the Investment Company Act, Rule 17j-1. An investment adviser's policies and procedures represent an internal control and supervisory review to detect and prevent possible insider trading, conflicts of interests and possible regulatory violations.

Procedure

Dearborn Capital has adopted procedures to implement the firm’s policy on personal securities transactions and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which can be summarized as follows:

Initial Hire   In accordance with Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisers Act, access persons are required to submit an Initial Securities Holdings Report that identifies any personal investment account and any accounts in which the employee has a beneficial interest, including any accounts for any spouse or minor child, or for any other immediate family member who shares the same household , within 10 days upon hire or upon becoming an access person and annually thereafter and upon opening or closing any account(s). The employee must also provide their holdings in any covered securities in which they have a beneficial interest. The holding reports must be current as of a date not more than 45 days prior to date the individual is hired or becomes an access person. The report must include the following:

(1) the title and type of security;

(2) the exchange ticker symbol or CUSIP number;

(3) number of shares;

(4) principal amount of each reportable security;

(5) the name of the broker, dealer, or bank with or through which any securities are held; and

(6) the date the access person submits the report.

In addition, the access person will be required to report all political contributions for the prior two years in the Initial Securities Holdings Report and to certify in writing that he has read, understands and agrees to comply with the Code of Ethics on an annual basis. The CCO is responsible for informing new employees of these policies.

Covered Securities The following securities are considered “covered securities” for personal securities transactions: any stock, bond, future, investment contract, options on securities, options on indexes, options on currencies, options on futures, exchange traded funds or exchange traded unit investment trusts (such as SPDRs). Also included are any Dearborn Capital Funds or affiliated funds, excluding money markets.  All covered securities transactions must be pre-cleared, except for those noted in the section Excluded from Pre-clearance Rules.

Securities NOT defined as “covered” for personal securities transactions include: direct obligations of the Government of the United States, banker’s acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, section 529 College Savings Plans or shares issued by non-affiliated open end mutual funds.

Pre-clearance of Personal Securities Transactions   Access persons must obtain approval from the CCO before effecting a Personal Securities Transaction. Pre-clearance of a trade shall be valid and in effect only until the end of the next business day following the day pre-clearance is given. A Pre-clearance expires if and when the person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being pre-cleared.   Access persons may, under unusual circumstances, such as a personal financial emergency, apply for an exception to the CCO, which application may be granted or denied.

Pre-clearance Rules   When pre-clearing, purchase or sales of securities by an access person will be permitted only if the securities are not on a restricted list. The restricted list is confidential and is not to be disclosed to access persons other than the Pre-clearance Officers or management.   Access persons are permitted to place limit orders. However, limit orders must be pre-cleared on a daily basis following the day pre-clearance is given.

Excluded from Pre-clearance Rules

The securities and transactions enumerated below do not require pre-clearance under the Code; however, all other provisions of the Code apply including the applicable reporting requirements and the insider trading prohibitions. You need NOT pre-clear transactions in the following securities:

•	Transactions in shares of any registered open-end mutual fund, including affiliated funds;

•	Purchases and sales of securities issued by non-affiliated closed-end funds, exchange traded funds and exchange traded unit investment trusts;

•

Purchases and sales of non-financial commodities (such as agricultural futures, metals, oil, and gas), currency futures, financial futures, index futures and index-based securities (e.g., SPDRs, DIAMONDs & WEBs);

•

Purchases of sales of securities of issuers with a market capitalization in excess $10 billion, provided that the amount of the transaction or series of transactions within a 30-day period do not exceed $25,000 (excluding commissions or fees);

•	Transactions involving the exercise and/or purchase by an access person or their spouse of securities pursuant to a program sponsored by a corporation;

•	Purchases that are part of a dividend reinvestment program;

•

Purchases or sales effected through an account over which the access person has no influence or control, provided that that the information regarding the nature of the account is submitted to Compliance and Compliance approves the exception;

•

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired; and

•	Sales effected pursuant to a bona fide tender offer.

If an access person has given up investment discretion to another unaffiliated party, they should submit a letter from the broker attesting to this fact to the CCO, when joining the firm as a new employee or when a new account is opened.

Prohibited Dealings   Trading or communicating "inside information" is prohibited, under any and all circumstances. It is prohibited to use the facilities of Dearborn Capital to secure new issues for any non-clients, directly or indirectly.  Access persons are not permitted to, directly or indirectly, purchase securities from or sell securities to client accounts.  Access persons shall not effect transactions that are excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties. This will be determined by management based upon surrounding facts and circumstances. In addition, no person shall (a) place his or her personal interests ahead of those of any client or Dearborn Capital (b) conduct his or her personal securities transactions in a manner that is inconsistent with this Code of Ethics or that creates an actual or potential conflict of interest or abuses his or her position of trust and responsibility, (c) take inappropriate advantage of his or her position with Dearborn Capital or (d) otherwise breach any applicable federal securities laws, including those related to insider trading.

Initial Public Offerings, Private Placements and Hedge Funds   Access persons may not purchase new equity issues (including convertible bonds or preferred stock) on the initial public offering without the prior approvals of the management.  Access persons may not acquire a beneficial interest in any securities in a private placement or exercise discretion with respect to a private placement for a controlled account without prior approval from the CCO. Ownership of Hedge Funds by an access person must be reported to the CCO or the CCO designee. Transactions involving Hedge Funds do not require prior approval.

Minimum Holding Period   Access persons shall not purchase and sell or sell and purchase the same security, its equivalent security (such as options), or affiliated Dearborn Capital mutual fund within 90 calendar days. A LIFO basis will be used for purposes of calculation when more than one lot is involved. Activity will be aggregated among all of an access person's Covered Security Accounts. Exceptions will only be pre-approved on a case-by-case basis by two of the following three parties: the CCO, the CEO or the President. Employees are specifically prohibited from frequent trading in any affiliated or unaffiliated mutual fund without the prior approval of the CCO. Frequent trading is defined as a buy and a sell within 90 days.

Quarterly Reporting   An access person must submit a Quarterly Securities Transaction Report listing all required information for covered personal securities transactions on a quarterly basis within 30 days of the end of each calendar quarter to the CCO or his designee.  Purchases that are part of a dividend reinvestment programs do not have to be reported by access persons on their Quarterly Report. Compliance is responsible for sending out quarterly reporting forms to access persons. Required information for a covered securities transactions includes the following:

(1) the date of the transaction, the title, the applicable exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(2) the nature of the transactions;

(3) the price of the security at which the transaction was effected;

(4) the name of the broker, dealer or bank with or through which the transaction was effected; and

(5) the date the report is submitted. Annual Reporting   On an annual basis an access person must submit an Annual Securities Holdings Report disclosing all personal securities holdings, excluding securities that are not covered securities. The report must contain information (including those items identified in (1)-(6) above under “Initial Hire”) that is current as of a date no more than 45 days before the report is submitted. On an annual basis access persons will be required to confirm accounts representing beneficial interests and accounts where the access person has control. On an annual basis thereafter, access persons must certify in writing that they have read, understand and agree to comply with Code of Ethics.  The CCO is responsible for sending out annual reporting forms to all access persons.

Political contribution information request will also be included on the Quarterly Securities Transaction Report.  The CCO, or her designee, will review these contributions to ensure that Dearborn Capital is not in violation of the political contributions rule.

Director/Officer/Principal Stockholder Disclosure   Every person who is directly or indirectly the beneficial owner of more than 10% of any class of any equity security (other than an exempted security) who is a director or an officer of the issuer of such security, shall file such statements as are required by the SEC. This must be done within ten days after he or she becomes such beneficial owner, director, or officer and/or if there has been a change in such ownership, before the end of the second business day following the day on which the transaction has been executed.

Adviser Review   The CCO, or his designee will review all employees’ reports of personal securities transactions and holdings for compliance with the firm’s policies, including the Code of Ethics, regulatory requirements and the firm’s fiduciary duty to its clients, among other things. Compliance tracks any apparent violations/requested exemptions and reports such activity to the management. Management will determine any corrective action and/or sanctions that should be imposed.

Fund Board Review   At least annually Dearborn Capital will provide a written report to the Board of Trustees of any fund that describes (1) issues since the last report to the Board, new procedures, and information about material violations of the code and sanctions involved and (2) certifies that the entity has adopted procedures reasonably necessary to prevent violations of the Code of Ethics. Dearborn Capital’s written Code of Ethics contains provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by 17j-1(b). In addition, the Board of Trustees of any fund must approve Dearborn Capital’s Code of Ethics and any material changes no later than 6 months after the change has been effected.

INSIDER TRADING

Policy

Dearborn Capital’s policy prohibits any employee from acting upon, misusing or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of management, and any violations of the firm’s policy will result in disciplinary action and/or termination.  The CCO is responsible for overseeing the procedures relating to insider trading and for providing guidance to employees on any questions that arise.

Background

Various federal and state securities laws and the Advisers Act (Section 204A) require every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser’s business, to prevent the misuse of material, nonpublic information in violation of the Advisers Act or other securities laws by the investment adviser or any person associated with the investment adviser.

While US law concerning insider trading is not static, it is generally understood that the law prohibits (1) trading by an insider on the basis of material nonpublic information or (2) trading by a non-insider on the basis of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated by the non-insider in breach of a duty of trust or confidence to the disclosing insider or (3) communicating material nonpublic information to others in violation of the law.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers and may include significant fines and incarceration.

Procedure

Dearborn Capital has adopted various procedures to implement the firm’s insider trading policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which may be summarized as follows:

Guidance   The CCO provides guidance to employees on any possible insider trading situation or question. If you believe you have received information that is material and non-public you should (1) report the matter immediately to Compliance (2) do not purchase or sell the securities on behalf of yourself for others (3) do not communicate the information inside or outside Dearborn Capital, other than to counsel if directed to do so by the CCO (4) after the CCO has reviewed the issue with counsel, as appropriate, the CCO will make a judgment on how to handle the information.  You will either be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.  Failure to disclose the information to the CCO in a timely manner may result in dismissal.

Other   Access persons must report to the CCO or his designee all business, financial or personal relationships that may result in access to material, non-public information. Access persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior written authorization from management based upon a determination that the board service would be consistent with the interests of Dearborn Capital and its clients. In circumstances in which board service is authorized, the access person will be isolated from those making investment decisions in that security through Chinese Wall or other procedures.

Protection of Material Non Public Information   Care must be taken so that material non-public information is secure and not communicated to anyone, except as directed by Compliance during the guidance process. This does not preclude Dearborn Capital from providing necessary information to persons providing services to the account, such as brokers, accountants, custodians and fund transfer agents. Please note that mutual fund client holdings are only to be released subject to the rules of the Funds.

Updates   Dearborn Capital’s Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate.

POLITICAL CONTRIBUTIONS POLICY & REPORTING

Policy

Dearborn Capital’s policy allows employees to make political contributions to elected officials or candidates or payments to political parties provided that employees report these amounts for the two years prior to becoming an access person and on a quarterly basis going forward.  However, employees are prohibited from soliciting from others, contributions to certain elected officials or candidates or payments to political parties where Dearborn Capital is providing or seeking government business. The CCO is responsible for overseeing the procedures relating to political contributions and for providing guidance to employees on any questions that arise.

Background

The Advisers Act prohibits an investment adviser from providing advisory services for compensation to a government client for two years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates.  This rule also prohibits an adviser from providing or agreeing to provide, directly or indirectly, payment to any third party for a solicitation of advisory business from any government entity on behalf of such adviser, unless such third parties are registered broker-dealers or registered investment advisers, in each case themselves subject to pay to play restrictions.  Also, this rule prevents an adviser from soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business.  The investment adviser is required to maintain certain records of the political contributions made by the adviser or certain of its executives or employees.

Procedure

Dearborn Capital has adopted procedures to implement the firm’s policy on political contributions and reviews those procedures to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate.  On becoming an access person, each employee will provide a list of political contributions made to elected officials or candidates or payments to political parties for the prior two years.  Each employee will then provide information on any political contributions made on a quarterly basis.  This information request will be included on the Quarterly Securities Transaction Report..  The CCO, or her designee, will review these contributions to ensure that Dearborn Capital is not in violation of the political contributions rule.

CORRESPONDENCE SURVEILLENCE

Policy

Employees must use company email addresses when communicating about the firm or firm business or with clients as theses communications are retained in order to fulfill regulatory requirements.   In the event an employee must use personal email to communication (e.g., during a business continuity/disaster event), the employee must add the business email address on the communication so that it can be tracked and retained as required.

Procedure

Dearborn Capital utilizes an email storage system which retains all emails sent and received through its systems. Dearborn Capital periodically reviews a sample of emails flagged by the system in order to ensure there are no illegal or unethical sales practices committed. The Chief Compliance Officer or DCM Brokers, LLC, an affiliate of Dearborn Capital, conducts the review of emails.  An additional individual is appointed to review the Chief Compliance Officer’s emails.

SOCIAL MEDIA

Policy

Dearborn Capital’s policy allows employees to create and maintain social media for personal purposes. However, the use of social media for business purposes is strictly forbidden. Employees are permitted to divulge their exact job title or position and company name on media sites. If an employee elects to use Dearborn Capital’s name on a professional site and identify themselves as a Dearborn Capital employee, they must not include disclosures that may harm the firm, they may not misrepresent their job title or position, and may not post comments that my reflect positively or negatively on the firm or its products or include any comments that amount to a testimonial of the firm and/or its business. Each employee must receive approval from the firm prior to posting any additional information about the firm to any professional networking site.

Procedure

Dearborn Capital has adopted procedures to monitor the use the social media.  On a quarterly basis, Dearborn Capital will search the internet for employee’s social networking sites. If a network page is found, Dearborn Capital will approach the employee and inquire whether or not the site is for business purposes or personal purposes. The employee must then attest to the nature of the page in writing. Dearborn Capital will retain these attestations.

DEARBORN CAPITAL GIFT AND ENTERTAINMENT POLICY

Employees should use common sense and good judgment when giving or accepting gifts and entertaining clients, prospects, vendors or other business relationships. Employees should avoid conduct that could give rise to an appearance of impropriety and refrain from actions that might be viewed as lavish in nature or excessive in frequency. The nature of gifts and entertainment should be consistent with what is usual and customary in our industry. You should be particularly careful of any gifts or entertainment sent or received which could give the appearance of a quid pro quo. Employees should remember that gifts or entertainment may be scrutinized by auditors, regulators and the media and might not be permitted by the policies of the giver or recipient.

Gifts   For the purpose of this policy, the term ‘gift’ means anything of value, including goods and services, reimbursement of expenses, tickets to an event where the client is not accompanied by a Dearborn Capital employee.

Giving gifts to, or accepting gifts from a client, prospect, vendor or other party is permitted provided the aggregate cost of the gifts does not exceed $100 per individual per year. This limit does not apply to entertainment activities unless the client, employee or vendor is not accompanied by the host.

Giving clients and prospects sales promotional items bearing the Dearborn Capital logo is generally permitted. If such items cost more than $100, they must be pre-approved by management.

Gifts to representatives of any government entity must receive pre-approval from Compliance prior to the gifting.

Under no circumstances should gifts of cash or cash equivalents be accepted.

Business Meals   Business meals with clients, their agents, representatives, vendors or other entities are permitted provided the meals are reasonably priced and infrequent.

Entertainment   Local entertainment activities (e.g. golf, concerts, sporting events, theater) attended by clients, prospects, vendors are generally permitted, provided the client/prospect/vendor is accompanied by Dearborn Capital personnel (or vice-versa if the Dearborn Capital employee is the recipient of the entertainment) and the nature, frequency, and per person cost is not such that it could appear lavish or excessive. Such entertainment should be in good taste and not exclusionary or offensive. Venues and activities that include adult entertainment are prohibited even if the employee and/or client/prospect/vendor intend to pay personally for the related costs and do not seek reimbursement.

Long distance transportation to and from entertainment events should be paid for by the recipient of the entertainment and not by the provider of the entertainment.

Employees must receive pre-approval from Compliance prior to any entertainment of a government official.

In general, gifts and entertainment involving client’s or employee’s spouses and other family members should be avoided, since the attendance of the spouse or family member may give the appearance that the entertainment is not a bona fide business activity. Exceptions may be granted with prior approval by the management.

Contributions   Business related contributions for any client related or business related purpose or function is subject to approval prior to making the contribution by the management.

Record Keeping   It is important to record and maintain accurate and complete documentation of all gift and entertainment activities. Generally such documentation should be retained for seven years. Invoices and expense reports associated with gifts provided by Dearborn Capital must have the appropriate approvals and, when submitted for payment, must be accompanied by the following information:

•	Name, position, and organization of the recipient;

•	Description of the gift;

•	Date of gift;

•	Purchase price;

•	Business purpose for the gift;

These requests for reimbursement should be submitted on a Dearborn Capital Expense form. Employees should keep records of gifts they have received from outside parties including the name of the provider, type of gift and date it was received.

Invoices and expenses associated with entertainment must have the appropriate approvals and be submitted on a Dearborn Capital Expense form and should include the following information:

•	Description of the entertainment;

•	Date;

•	Cost;

•	Name of client;

•	Names of all individuals that participated in the entertainment;

•	Business purpose

Updated:  January 2, 2013

Access Person of Dearborn Capital Management, LLC

I have read Dearborn Capital’s Code of Ethics.  I understand these policies and agree to comply with the provisions therein.

__________________________________________

________________________

Name of Access Person

Date